Exhibit 99.1

July 9, 2020

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Office of Chief Accountant

Re:	Vision Marine Technologies Inc. – Registration Statement on Form F-1 (CIK No. 0001813783) — Application for Waiver of Requirements of Form 20-F, Item 8.A.4

Ladies and Gentlemen:

Vision Marine Technologies Inc., a foreign private issuer organized under the laws of Quebec, Canada (the “Company), confidentially submitted to the Securities and Exchange Commission (the “Commission”) on June 2, 2020 a draft Registration Statement on Form F-1 (as amended, the “Registration Statement”), relating to a proposed initial public offering (“IPO”) of the Company’s common shares. The Registration Statement has been reviewed by the staff of the Commission (the “Staff”) and the Company intends to respond to the comments of the Staff relating to the Registration Statement contained in the Staff’s letter dated June 26, 2020. The Company is not currently a publicly reporting Company in any jurisdiction.

The Registration Statement currently contains audited IFRS-IASB financial statements for the years ended August 31, 2018 and 2019 and unaudited interim IFRS-IASB financial statements for the six months ended February 29, 2020. As of this submission, the Registration Statement satisfies Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, because the audited financial statements included in the Registration Statement are less than twelve months old.

At the time of effectiveness, we expect that the Registration Statement will contain audited IFRS-IASB financial statements for the years ended August 31, 2018 and 2019 and unaudited interim IFRS-IASB financial statements for the six months ended February 29, 2020. Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement, states that in the case of a foreign private issuer’s IPO, the registration statement must contain audited financial statements as of a date not older than 12 months at the time of filing and upon effectiveness, unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to [the Staff] that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the Staff’s 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, in which the Staff notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrants must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this request, we as counsel to the Company, represent to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States, to have audited financial statements as of a date not older than 12 months from the date of filing a Registration Statement.

3.	The Company does not anticipate that its audited financial statements for the year ended August 31, 2020 will be available until October of 2020.

4.	Compliance with Item 8.A.4 would be impracticable and would involve undue hardship for the Company.

5.	In no event will the Company seek effectiveness of the Registration Statement if the audited financial statements contained therein are older than 15 months at the time of the offering.

Thank you for your consideration of the Company’s request, which we hope will be acceptable to the Chief Accountant. If additional information would be helpful in your analysis of the Company’s request or you have any questions or comments regarding the information in this letter, please contact the undersigned at 450-951-7009 or William Rosenstadt, our U.S. securities counsel, at 212-558-0022.

Very truly yours,

/s/ Kulwant Sandher

Kulwant Sandher